Stereotaxis Signs Distribution Agreement for Niobe® Technology in Japan

ST. LOUIS, MO, February 25, 2014 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that it has entered into a definitive agreement with Medix Japan, Inc. and Hokushin Medical Co. Ltd. to distribute its Niobe® Magnetic Navigation System for cardiac ablations in Japan. The agreement ensures sales and marketing coverage for Stereotaxis in an electrophysiology (EP) market performing approximately 47,000 procedures each year and expected to grow at an annual rate of 10% through 2018. Japan also represents one of the largest medical device markets globally, second to the U.S.

“We are very pleased to have the assistance of Medix Japan and Hokushin Medical in bringing our expertise with automated, remote navigation solutions to the Japanese EP community,” said William C. Mills, Stereotaxis Chief Executive Officer. “With an aging population and increasing rate of arrhythmias and other cardiac conditions, we can offer EP physicians in Japan greater possibilities in the treatment of their complex cases and make a difference in patient quality of life. We are confident that these two companies, both experts in product promotion with deep understanding of the Japanese medical device industry and strong entrepreneurial spirit, will enthusiastically support our vision in a vital new market.”

Founded in 1987, Hokushin Medical Co. Ltd. is based in Kobe, Japan. The Company’s core business is in marketing, distributing and servicing cardiovascular products. Hokushin Medical is one of the largest distributors of EP products in Japan, with extensive hospital relationships. Since 1975, Medix Japan, Inc., based in Fukuoka, Japan, has been importing and selling medical devices and pharmaceuticals in Japan. The Company has significant regulatory and quality management expertise required to handle highly regulated medical products. Medix Japan’s parent company, Kamachi Group, is a diversified conglomerate with approximately $100 billion in annual sales, which also owns and operates 17 hospitals.

Under the agreement, Hokushin Medical will market, sell and distribute the Niobe system and disposable devices to Japanese customers, as well as provide customer training and clinical support. Medix Japan will lead the completion of the post marketing surveillance project as required by Japan’s Pharmaceuticals and Medical Devices Agency. Furthermore, Medix Japan will be charged with securing market authorization of Stereotaxis’ Vdrive™ Robotic Navigation System and Odyssey® Information Management Solution in the coming months, in order to offer the advantages of the full Epoch™ Solution to the Japanese market.

“Hospitals and physicians in Japan are eager for new technologies that deliver safer, simpler and less invasive patient therapies,” said Mitsunori Furukawa, Chief Executive Officer of Hokushin Medical. “We are passionate about the Stereotaxis product suite and excited to collaborate with Medix Japan in representing the Stereotaxis brand to elevate the level of arrhythmia care in Japan.”

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., European Union, Canada, China and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator will soon be submitted for review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com